Exhibit 2.1

Merger Agreement (hereinafter "Agreement")

dated	18 March 2024
between	TE Connectivity plc

Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland

(hereinafter "TopCo IRE")

and	TE Connectivity Ltd.

Mühlenstrasse 26 8200 Schaffhausen Switzerland

(hereinafter "TEL")

(each a "Party", and together the "Parties")

Merger Agreement	2

Table of contents

Whereas			4

1	The Merger		4

	1.1	Merger by Absorption	4

	1.2	Merger Report	5

	1.3	Merger Balance Sheet	5

	1.4	Audit of the Agreement, the Merger Report and the Merger Balance Sheet	5

	1.5	Effective Time	5

	1.6	Transfer of Assets, Liabilities and Contracts to TopCo IRE	6

	1.7	Completion	6

2	Merger Consideration / Exchange of Shares		6

	2.1	Exchange Ratio	6

	2.2	Issuance of TopCo IRE Shares	7

	2.3	Settlement	7

	2.4	Stock Plans	9

3	Preparations for Implementation of the Merger		9

	3.1	Adoption of Amended Articles of Association of TopCo IRE	9

	3.2	Board of Directors of TopCo IRE	9

	3.3	Officers of TopCo IRE	9

	3.4	Auditors of TopCo IRE	10

	3.5	Actions Required Prior to Filing of Merger Application	10

	3.6	Employee Consultation	10

4	Employee Benefit and Compensation Plans and Agreements		10

	4.1	No Special Benefits to Directors and Members of Executive Management	10

	4.2	Effect of the Merger on Employee Benefit and Compensation Plans and Agreements	11

	4.3	New Indemnity Agreements	11

5	Corporate Approvals and Other Conditions for Completion		11

	5.1	Board Approval and Approval by Shareholders' Meeting of TEL	11

	5.2	Board Approval of TopCo IRE	12

	5.3	Other Conditions to be Met Before Filing the Application to the Commercial Register	13

		5.3.1 Calls of TEL to its Creditors	13

		5.3.2 No Prohibition	13

Merger Agreement	3

		5.3.3 Third Party Consents	13

		5.3.4 Registration Statement	14

		5.3.5 NYSE Listing	14

		5.3.6 DTC	14

		5.3.7 Legal Opinions	14

		5.3.8 Other Swiss Legal Conditions	14

		5.3.9 Swiss Tax Consequences	14

6	Filing and Supplementary Completion Steps		15

	6.1	Conditions for Obligation of TEL Board to File Application of Merger to the Commercial Register	15

	6.2	Supplementary Completion Steps	15

		6.2.1 TEL Liabilities	15

		6.2.2 Further Assurance	15

		6.2.3 2024/2025 Dividend	16

		6.2.4 Capital Reduction	16

		6.2.5 Rule 16b-3 Approval	16

7	Announcements		16

8	Miscellaneous		17

	8.1	General - Procedure and Organisation	17

	8.2	Confidentiality	17

	8.3	Changes and Modifications of the Agreement	17

	8.4	Severability	17

	8.5	Language	17

	8.6	Assignment	17

	8.7	Entire Agreement	18

	8.8	Absence of Waiver	18

9	Entry into Force and Termination		18

	9.1	Entry into Force	18

	9.2	Termination	18

10	Applicable Law and Jurisdiction		19

Merger Agreement	4

Whereas

A)	TopCo IRE is a public limited company incorporated in Ireland, with company number 571909. TEL is a Swiss company limited by shares (Aktiengesellschaft) with registered number CHE-114.934.754. TopCo IRE is a wholly owned, direct subsidiary of TEL.

B)	The board of directors of TEL has determined that it is in the best interest of TEL to enter into and consummate the merger so as to effect a corporate reorganisation that will result in TEL changing its jurisdiction of organisation from Switzerland to Ireland by merging with and into TopCo IRE, with TopCo IRE surviving as the publicly traded parent entity of the TEL group and successor to TEL, which will be dissolved without liquidation.

C)	The Parties' intention is that by virtue of the merger the shareholders of TEL (each a "TEL Shareholder") (excluding TEL and any of its subsidiaries) will receive as merger consideration for each issued registered share (par value CHF 0.57 per share) in TEL (each a "TEL Share") one ordinary share of TopCo IRE (with a par value of USD 0.01 each) credited as fully paid (each, a "TopCo IRE Share"). Neither TEL nor any of its subsidiaries will receive TopCo IRE Shares for any TEL Shares held by TEL or any one of its subsidiaries.

D)	The Parties desire to merge TEL into TopCo IRE in accordance with the provisions of this Agreement and as stipulated by (and to the extent applicable to a cross-border merger) Art. 3 et seq. of the Swiss Act on Merger, Demerger, Transformation and Transfer of Assets (Fusionsgesetz) (the "Merger Act") and Art. 163b, 163c and 164 Swiss Private International Law Act (IPRG) ("PILA") (emigration merger by absorption) as well as the applicable laws of Ireland.

E)	The merger is intended to qualify as a reorganization, within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Tax Code"), and the rules and regulations promulgated thereunder (the "U.S. Treasury Regulations"), and this Agreement is intended to constitute a "plan of reorganisation" within the meaning of Section 368 of the Tax Code and related U.S. Treasury Regulations.

Now, therefore, the Parties agree as follows:

1	The Merger

1.1	Merger by Absorption

TEL shall merge with TopCo IRE in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. Merger Act and Art. 163b, 163c and 164 PILA (emigration merger by absorption) as well as the applicable laws of Ireland (the "Merger");

TopCo IRE shall be the surviving entity and TEL shall be the absorbed legal entity, the latter being dissolved without liquidation; and

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TopCo IRE shall:

a)	accept all of the assets of TEL;

b)	assume all of the liabilities of TEL (with the effect that the obligees have a right to enforce such liabilities directly against TopCo IRE);

c)	reconstitute its board of directors to match that of TEL; and

d)	issue TopCo IRE Shares to the TEL Shareholders in accordance with the exchange ratio pursuant to Section 2 of this Agreement in consideration and acceptance of all the assets and liabilities of TEL.

1.2	Merger Report

The board of directors of TEL shall approve a merger report pursuant to Art. 14 Merger Act (the "Merger Report") following the signing of this Agreement, as soon as practicable but not later than the date falling 31 calendar days prior to the meeting of the TEL Shareholders at which this Agreement will be submitted for shareholders’ approval (the "TEL Shareholders' Meeting").

1.3	Merger Balance Sheet

The Merger shall be effected on the basis of the audited, non-consolidated, stand-alone balance sheet of TEL as of 29 September 2023 (such balance sheet the "Merger Balance Sheet").

1.4	Audit of the Agreement, the Merger Report and the Merger Balance Sheet

The board of directors of TEL shall appoint Deloitte AG, a licensed audit expert, to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 Merger Act.

1.5	Effective Time

The Merger, by virtue of which at the relevant time any and all assets of TEL transfer to TopCo IRE and any and all obligations and liabilities of TEL are assumed by TopCo IRE, shall become legally effective on the date of the entry of the Merger in the daily ledger of the commercial register of the Canton of Schaffhausen, Switzerland (the "Commercial Register"), which effectiveness is subject to approval by the Swiss Federal Commercial Register Office (EHRA) (the date and time of such entry hereinafter referred to as the "Effective Time").

Except as otherwise set out in this Agreement, the application regarding the Merger to the Commercial Register shall be filed so that the date of the Effective Time will fall on or around 30 September 2024. From an accounting and tax perspective, the Merger shall become effective retroactively as of 28 September 2024, 12:01AM; as from this point in time, all actions and operations of TEL shall be deemed to be made for the account of TopCo IRE.

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1.6	Transfer of Assets, Liabilities and Contracts to TopCo IRE

At the Effective Time, TopCo IRE shall accept the assignment, transfer, conveyance, assumption and delivery (as the case may be) of any and all of the rights, assets (including, for the avoidance of doubt, any and all goodwill, intellectual property rights, know-how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts) and liabilities (including, for the avoidance of doubt, any and all legal positions, obligations, debts and environmental, health and safety, employer, contractual, financing or other liabilities, including contingent liabilities and guarantees) of TEL.

Without limiting the foregoing, TopCo IRE particularly undertakes, for the benefit of each person to whom TEL owes any obligation or has any liability, from and after the Effective Time, to accept, assume and agree to faithfully perform and fulfil such obligations and discharge such liabilities as if it originally owed or had them instead of TEL. TopCo IRE accordingly agrees for the benefit of each such person that such person may enforce any such liability directly against TopCo IRE, without recourse to TEL, on the same terms and to the same extent that such liability would have been enforceable by such person against TEL had the Merger not been completed, regardless of where or against whom such liability is asserted or determined (including any liability arising out of claims made by TEL's or TopCo IRE's respective shareholders, directors, officers, employees, agents, subsidiaries or affiliates) or whether asserted or determined prior to, on or after the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of the laws of any jurisdiction, fraud, misrepresentation or any other cause.

As from the Effective Time, TopCo IRE shall take the place, and assume control, of any claim made or proceedings threatened or issued by or against TEL or where TEL is otherwise a party or notice party to, whether asserted or determined prior to, on or after the Effective Time, and TopCo IRE shall seek to have its name substituted for that of TEL in any proceedings ongoing before any court, arbitration or other judicial or administrative tribunal in any jurisdiction.

1.7	Completion

The transfer of all the assets and liabilities of TEL (including, for the avoidance of doubt, any and all legal positions, contracts, and obligations) to TopCo IRE shall be effected by implementing the completion measures herein agreed, all with legal effect as of the Effective Time.

2	Merger Consideration / Exchange of Shares

2.1	Exchange Ratio

At the Effective Time, by virtue of the Merger, the Merger Act and PILA and without any action on the part of any Party or the holder of any TEL Share, each TEL Shareholder (excluding TEL and any of its subsidiaries) shall receive one TopCo IRE Share in exchange for each TEL Share held by such shareholder, and each TEL Share (including each TEL Share owned by TEL and any of its subsidiaries) shall cease to be issued, be cancelled and cease to exist, and each holder of TEL Shares (including TEL and any of its subsidiaries) shall thereafter cease to have any rights with respect to such TEL Shares.

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The Parties acknowledge and agree that as of the Effective Time, the TopCo IRE Shares issued to the holders of TEL Shares shall rank equally and all have the same rights to dividends and any other shareholders' rights, all in accordance with, and subject to, the requirements of Irish law.

The Parties agree that on consummation of the Merger at the Effective Time, TopCo IRE shall acquire and cancel, for no consideration, all of the shares in the capital of TopCo IRE issued and outstanding as of immediately prior to the consummation of the Merger (the "Initial Share Capital").

2.2	Issuance of TopCo IRE Shares

Before the shareholders' meeting of TEL at which this Agreement and the Merger will be sought to be approved pursuant to Section 5.1, the board of directors of TopCo IRE shall be authorised (pursuant to the articles of association of TopCo IRE) to issue and allot, as per the Effective Time, one TopCo IRE Share for each TEL Share in accordance with the exchange ratio set out in Section 2.1 in consideration for the transfer and assumption (as the case may be) of all of the assets and liabilities of TEL and the cancellation of the TEL Shares.

2.3	Settlement

At the Effective Time, TopCo IRE shall allot to, or for the benefit of, the holders of TEL Shares one TopCo IRE Share, credited as fully paid, for each TEL Share that is cancelled by virtue of the Merger (in accordance with such former holders’ respective entitlements under Section 2.1).

All TopCo IRE Shares so allotted shall be promptly issued at the Effective Time as follows:

a)	for beneficial holders of TEL Shares deposited with the Depository Trust Company ("DTC") and registered in the name of a nominee, TopCo IRE shall either: (x) issue the relevant number of TopCo IRE Shares to a bank or trust company appointed by TEL to act as exchange agent in connection with the Merger (including its successors, affiliates or designees, the "Exchange Agent") and the Exchange Agent will thereafter promptly arrange for such TopCo IRE Shares to be deposited with DTC; or (b) directly issue the relevant number of TopCo IRE Shares to DTC or its nominee. None of the Exchange Agent, DTC or its nominee shall acquire any beneficial interest in such TopCo IRE Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such TopCo IRE Shares will be recorded in book entry form by the relevant DTC participating brokers without the need for any additional action on the beneficial holders’ part; and

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b)	for registered holders of TEL Shares, TopCo IRE will issue the relevant number of TopCo IRE Shares to the Exchange Agent. The Exchange Agent shall hold all such TopCo IRE Shares and all entitlements (including dividend entitlements) arising therefrom in trust for the benefit of such former registered holders. As soon as reasonably practicable after the Effective Time, TopCo IRE shall cause the Exchange Agent to deliver to each registered holder of TEL Shares a letter of transmittal (which shall be in form and substance reasonably satisfactory to TopCo IRE), subject in all cases to customary exchange procedures established by the Exchange Agent to implement the delivery. For the purposes of this Section 2.3, the Parties will enter into a separate agreement with the Exchange Agent.

From the Effective Time, the former registered holders of TEL Shares shall be entitled to call for the Exchange Agent to procure their registration as registered shareholders of TopCo IRE and to account to them for all entitlements (including dividend entitlements) arising therefrom, subject to customary exchange procedures established by the Exchange Agent to implement the registration.

Any TopCo IRE Shares issued to the Exchange Agent pursuant to this Section 2.3 that remain undelivered to the former holders of TEL Shares as of the 12 month anniversary of the Effective Time (or the date of termination of the Exchange Agent’s engagement, if later) will be delivered to TopCo IRE or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and TopCo IRE or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of TEL Shares, on substantially similar terms as the Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws.

At the Effective Time, the share register of TEL shall be closed and thereafter there shall be no further registration of transfers of shares of TEL that were outstanding prior to the Effective Time.

None of TopCo IRE, the Exchange Agent or any of their respective affiliates or designees shall be liable to any former holder of TEL Shares for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar laws.

No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by TopCo IRE, the Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of TEL Shares pursuant to this Section 2.3, and none of TopCo IRE, the Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of TEL Shares for same.

Merger Agreement	9

2.4	Stock Plans

At the Effective Time, by virtue of the Merger, all options, restricted stock units, performance stock units and/or other awards issued, or benefits available or based on TEL Shares then outstanding (individually, an "Award" and collectively, the "Awards") under the plans of TEL or any of its affiliates (collectively, the "Stock Plans") shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance or purchase of, or otherwise relate to, the TopCo IRE Shares.

Each Award that is a stock option shall be assumed by TopCo IRE in such a manner that TopCo IRE would be a corporation "assuming a stock Option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Tax Code, were Section 424 of the Tax Code applicable to such Award, without regard to the requirements of Treasury Regulation Section 1.424-1(a)(5)(iii), except to the extent such requirements specifically apply to such Award.

Each Award assumed by TopCo IRE shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Stock Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, TopCo IRE Shares shall be issuable or available in lieu of TEL Shares. The number of TopCo IRE Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time.

3	Preparations for Implementation of the Merger

3.1	Adoption of Amended Articles of Association of TopCo IRE

On or before the Effective Time, TopCo IRE shall have adopted a memorandum and articles of association setting out the rights and liabilities in respect of the TopCo IRE Shares provided that nothing in this Section 3.1 shall limit or fetter in any way the ability of TopCo IRE to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.

3.2	Board of Directors of TopCo IRE

On or before the Effective Time, TopCo IRE shall procure that the board of directors of TopCo IRE shall have been reconstituted so as to comprise the same members serving as directors of TEL immediately prior to the Effective Time.

3.3	Officers of TopCo IRE

Prior to the Effective Time, TopCo IRE shall procure that the officers of TEL immediately prior to the Effective Time shall have been appointed as the officers of TopCo IRE to hold the same or corresponding office after the Effective Time, until their successors have been duly appointed and qualified.

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3.4	Auditors of TopCo IRE

TopCo IRE shall procure that the auditors of TopCo IRE initially shall be Deloitte Ireland.

3.5	Actions Required Prior to Filing of Merger Application

The board of directors of TEL shall

a)	procure that three calls to the creditors (Schuldenrufe) of TEL are published in the Swiss Official Gazette of Commerce (SHAB) pursuant to Art. 163b para. 3 PILA;

b)	appoint Deloitte AG, a licensed audit expert, to prepare a written audit confirmation pursuant to Art. 164 para. 1 PILA that (i) the claims of the creditors of TEL have been secured or satisfied, (ii) the creditors consent to the deletion of TEL from the Commercial Register, or (iii) the claims of the creditors of TEL are not compromised by the merger;

c)	appoint Deloitte AG, a licensed audit expert, to prepare an audit confirmation pursuant to Art. 164 para. 2 lit. b PILA that the participation and voting rights of the shareholders of TEL have been safeguarded;

d)	appoint an Irish Senior Counsel to prepare the confirmations pursuant to Art. 163b para. 1 lit. a PILA and Art. 164 para. 2 lit. a PILA;

e)	appoint a qualifying Swiss legal expert to prepare an opinion that it is established practice to request an authoritative opinion from an Irish Senior Counsel on a point of Irish law and that such counsel has the necessary professional expertise and knowledge to prepare such a confirmation; and

f)	obtain a confirmation that TopCo IRE is in existence.

3.6	Employee Consultation

No later than 30 calendar days before the TEL Shareholders' Meeting, TEL shall inform or consult its employees in accordance with Art. 28 Merger Act. TopCo IRE represents that it does not, and before the Effective Time will not, have any employees.

4	Employee Benefit and Compensation Plans and Agreements

4.1	No Special Benefits to Directors and Members of Executive Management

The Parties confirm that no benefits conferring a special benefit on directors, officers or members of the executive management of either TEL or TopCo IRE are granted or will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

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4.2	Effect of the Merger on Employee Benefit and Compensation Plans and Agreements

At the Effective Time, the employee benefit and compensation plans and agreements of TEL, together with any other plan and agreement of TEL or its subsidiaries, as determined by the management of TEL or TopCo IRE in its sole discretion, (together, the "Assumed Plans") shall be assumed by and become plans and agreements of TopCo IRE. To the extent any Assumed Plan relates to TEL Shares, then, as of the Effective Time, such plan shall be deemed to relate to TopCo IRE Shares. Any amendments deemed necessary or appropriate by TEL and/or TopCo IRE to reflect the Merger and related transactions, including facilitating the assignment to TopCo IRE of one or more Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans. The TEL shareholder approval of this Agreement shall also be deemed to satisfy any requirement of shareholder approval of such amendments of the Assumed Plans and the Stock Plans and the assumption by TopCo IRE of the Assumed Plans and the Stock Plans and any Awards thereunder.

4.3	New Indemnity Agreements

TopCo IRE shall offer to enter into indemnity agreements (the "New Indemnity Agreements") with each executive officer and director of TopCo IRE who, immediately prior to the Effective Time, is a party to an indemnity agreement with TEL (each an "Old Indemnity Agreement") and, to the extent permitted by Irish law, the terms and conditions of the New Indemnity Agreements shall be identical in all material respects (subject to such modifications or amendments as may be necessary or desirable to give effect to the primary contractual intention of the Old Indemnity Agreements) to those set forth in the Old Indemnity Agreements. TEL shall procure that a subsidiary of TEL shall offer to enter into indemnity agreements (the "Subsidiary Indemnity Agreements") with each officer and director of TopCo IRE who immediately prior to the Effective Time is a party to an Old Indemnity Agreement such that the terms and conditions of the Subsidiary Indemnity Agreement when considered cumulatively with the terms and conditions of the New Indemnity Agreements shall be as extensive and provide at least the same level of indemnity protection as the Old Indemnity Agreements.

5	Corporate Approvals and Other Conditions for Completion

5.1	Board Approval and Approval by Shareholders' Meeting of TEL

TEL confirms that at the meeting held on 14 March 2024 its board of directors approved the entry into and signing of this Agreement.

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The board of directors of TEL shall submit this Agreement to the TEL Shareholders' Meeting and propose that this Agreement be approved in accordance with Art. 18 para. 1 Merger Act. The Parties acknowledge and agree that the board of directors of TEL shall have the right, in its full discretion, to set and change the date of the TEL Shareholders' Meeting, not to call the TEL Shareholders' Meeting for the approval of this Agreement, not to submit the Agreement for shareholder approval and/or to propose that the resolutions to be put before the TEL Shareholders' Meeting be rejected. The Merger shall be deemed approved if the TEL Shareholders' Meeting approves this Agreement with a two-thirds majority of the share votes and an absolute majority of the par value of the shares, each as represented at the meeting, and the additional applicable requirements of Swiss law and the articles of association of TEL relating to the calling, quorum and conduct of the TEL Shareholders' Meeting being fulfilled.

Without such shareholder approval, the Merger shall not be completed.

Notwithstanding the foregoing, this Agreement may be terminated in accordance with Section 9.2.

5.2	Board Approval of TopCo IRE

TopCo IRE confirms that its board of directors has approved on 12 March 2024 the signing and performance of the Agreement and to the extent not approved on such date or earlier, will cause its board of directors, prior to the Effective Time, to approve all other agreements and transactions herein envisaged or referred to, including:

a)	the issuance of TopCo IRE Shares;

a)	the execution of this Agreement and a deed poll;

b)	the appointment of directors of TEL to the board of TopCo IRE;

c)	the acquisition by TopCo IRE of the Initial Share Capital for nil consideration in accordance with Section 2.1 of this Agreement;

d)	the entry by TopCo IRE into the New Indemnity Agreements;

e)	the entry by TopCo IRE into a composition agreement with the Revenue Commissioners of Ireland;

f)	the entry by TopCo IRE into a special eligibility agreement for securities with the Depository Trust Company ("DTC"); and

g)	the appointment of the officers of TopCo IRE.

TopCo IRE represents and warrants that no shareholder approval or other corporate authorisations are required on its side for such purposes, except for those required to implement the following, all of which shall have been validly adopted before the Effective Time:

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i)	adoption of a new memorandum and new articles of association of TopCo IRE, including to allow for the issuance of TopCo IRE Shares;

ii)	authorisation of the filing of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission for the purpose of registering the TopCo IRE Shares;

iii)	authorisation of the acquisition by TopCo IRE of the Initial Share Capital for nil consideration pursuant to Section 2.1 of this Agreement; and

iv)	approval of the capital reduction described in Section 6.2.4.

5.3	Other Conditions to be Met Before Filing the Application to the Commercial Register

Before filing the application for the entry of the Merger into the Commercial Register, the following further measures shall have been satisfied:

5.3.1	Calls of TEL to its Creditors

After having made the calls to its creditors in accordance with Section 3.5a) and in accordance with Art. 45 and 46 Merger Act and, prior to the filing of the application regarding the Merger with the Commercial Register, TEL shall procure the audit confirmation pursuant to Art. 164 para. 1 PILA by a licensed audit expert that:

a)	all justified requests of creditors of TEL for payment of or posting security in respect of their claims in response to the related creditor calls of TEL shall have been appropriately fulfilled in accordance with Swiss law;

b)	the creditors which have registered their claims have consented to the deletion from the Commercial Register; or

c)	the claims of the creditors of TEL are not compromised by the Merger.

5.3.2	No Prohibition

Any statutory, court or official prohibitions to complete the Merger and the transactions contemplated under this Agreement shall have expired or be terminated, or if not, failure to comply with such will not have materially adverse consequences for one or both Parties.

5.3.3	Third Party Consents

TEL shall have all consents or waivers from third parties to the extent required or necessary for the assignment, transfer, conveyance, assumption and delivery (as the case may be) by TEL of all its assets and liabilities to TopCo IRE without triggering any acceleration or other adverse consequences for TEL or TopCo IRE or other obligors thereunder.

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5.3.4	Registration Statement

TopCo IRE shall have prepared and filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 and such registration statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.

5.3.5	NYSE Listing

The TopCo IRE Shares to be issued in connection with the Merger shall have been authorised for listing on the New York Stock Exchange.

5.3.6	DTC

TopCo IRE Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates. TopCo IRE shall have entered into a composition agreement with the Revenue Commissioners of Ireland.

5.3.7	Legal Opinions

TEL shall have received an opinion from Eversheds Sutherland (US) LLP, in form and substance reasonably satisfactory to TEL, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations—U.S. Federal Income Tax Considerations" in the proxy statement of TEL distributed to shareholders of TEL in connection with the TEL Shareholders' Meeting (the "Proxy Statement").

TEL shall have received an opinion from Arthur Cox LLP, in form and substance reasonably satisfactory to TEL, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations—Irish Tax Considerations" in the Proxy Statement.

TEL shall have received an opinion from Bär & Karrer Ltd., in form and substance reasonably satisfactory to TEL, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations - Swiss Tax Considerations" in the Proxy Statement.

5.3.8	Other Swiss Legal Conditions

All Swiss legal preconditions necessary for filing the application for the entry of the Merger in the Commercial Register shall have been satisfied.

5.3.9	Swiss Tax Consequences

There shall be a confirmation of the competent Swiss tax authority in the form of a binding ruling that no exit tax or withholding tax is payable under Swiss law by TEL or TEL Shareholders as a result of the Merger.

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6	Filing and Supplementary Completion Steps

6.1	Conditions for Obligation of TEL Board to File Application of Merger to the Commercial Register

The application regarding the Merger to the Commercial Register shall be filed so that the date of the Effective Time will fall on or around 30 September 2024. However, the Chairman of the board of directors of TEL shall be authorised (a) to refrain from filing such application in case one or several of the prerequisites pursuant to or listed in Section 5 (the non-fulfilment of which is likely to have a material adverse effect on the contemplated transactions as a whole) fail to be met and are not expected to be met or (b) to change the time of such filing if circumstances so require to facilitate the completion of the Merger. If the Chairman of the board of directors of TEL determines that one or more of such prerequisites are not met (and not expected to be met) in accordance with the prior sentence, he shall terminate this Agreement on TEL's behalf by delivering a termination letter to TopCo IRE referring to this Section 6.1.

6.2	Supplementary Completion Steps

6.2.1	TEL Liabilities

Subject only to the Merger becoming legally effective and the compliance with any requirements pursuant to the governing law of the relevant liabilities (if any), and with effect as from the Effective Time, TopCo IRE hereby agrees to assume from TEL all liabilities (including all other legal positions and obligations thereto relating) to be transferred to it by virtue of the Merger as further specified in Section 1. Without limiting the generality of the foregoing, such liabilities and obligations shall include those plans, agreements, and benefit awards described herein and the (direct or indirect) liabilities of TEL in connection with any other board management and employee share incentive schemes.

Subject only to the Merger becoming legally effective and the compliance with any requirements pursuant to the governing law of the relevant liabilities (if any), and with effect as from the Effective Time, TopCo IRE hereby agrees to execute on the Effective Time a deed poll governed by the laws of Ireland.

6.2.2	Further Assurance

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, and TopCo IRE shall after the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.

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6.2.3	2024/2025 Dividend

The liabilities assumed by and accepted by TopCo IRE pursuant to Sections 1.6 and 6.2.1 include, for the avoidance of doubt, the liability to pay any sums due to shareholders as debts lawfully incurred arising from the declaration of a dividend by TEL at the 2024 annual general meeting of TEL but which (i) falls due for payment after the Effective Time or (ii) fell or fall due for payment prior to the Effective Time but which had not been discharged as at the Effective Time.

6.2.4	Capital Reduction

As soon as practicable following the Effective Time, TopCo IRE shall capitalise the merger reserve resulting from the Merger by issuing one or more TopCo IRE share(s) to a nominee shareholder. Thereafter, TopCo IRE shall make an application to the High Court of Ireland for a court order approving a capital reduction in accordance with section 84 to 86 of the Companies Act 2014 of Ireland, such application being for reduction in the share capital of TopCo IRE of a sum equal to the aggregate of the entire amount standing to the credit of the share premium account, including the share premium balance resulting from the capitalisation of the merger reserve resulting from the issue of the TopCo IRE Shares pursuant to this Agreement (or such lesser sum as the directors of TopCo IRE may determine), whereupon such sum thereby released shall be treated as profits available for distribution for the purposes of section 117 of the Companies Act 2014 of Ireland. For Swiss tax purposes the share premium resulting from the capital reduction shall be treated as capital contribution reserves to the extent that such reserves result from nominal share capital and/or capital contribution reserves from TEL in the amount of TEL's nominal share capital and capital contribution reserves prior to the merger less TopCo IRE's share capital.

6.2.5	Rule 16b-3 Approval

TEL and TopCo IRE shall take, and cause their respective subsidiaries to take, all such steps as may reasonably be required to cause the transactions contemplated by this Agreement and any other dispositions of TEL Shares (including derivative securities) or acquisitions of TopCo IRE Shares (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of TEL, or (b) at the Effective Time, is or will become a director or officer of TopCo IRE, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

7	Announcements

The Parties shall notify the public, their shareholders and any competent regulatory authority and stock exchange as mutually agreed.

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8	Miscellaneous

8.1	General - Procedure and Organisation

The Parties shall co-operate closely and specifically co-ordinate the necessary communication with any regulatory authority and stock exchange and the making of any announcement pursuant to Section 7.

8.2	Confidentiality

The contents of the Merger negotiations and of the documents and information exchanged in this context shall be treated as confidential by the Parties. This shall not apply to statutory and regulatory filings and obligations to provide information to the competent authorities (including taxation authorities), courts and to stock exchanges, and to any announcement pursuant to Section 7.

8.3	Changes and Modifications of the Agreement

This Agreement may be amended by the Parties at any time before or after the shareholders of TEL adopt a resolution approving this Agreement, provided, however, that after any such adoption by the TEL shareholders, this Agreement shall not be further amended without the approval of the TEL shareholders unless any such amendment shall not require the approval of such shareholders under applicable law or under NYSE rules. Changes to this Agreement must be made by an instrument in writing signed by each of the Parties.

8.4	Severability

If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement is unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.

8.5	Language

The English language version of this Agreement shall be the official and binding agreement between the Parties. Should this Agreement be translated into any other language, the English version shall control and govern.

8.6	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns or transferees any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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8.7	Entire Agreement

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect thereto.

8.8	Absence of Waiver

The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.

9	Entry into Force and Termination

9.1	Entry into Force

This Agreement shall enter into force upon its signing.

9.2	Termination

The Parties shall be entitled to terminate this Agreement by mutual consent at any time before the TEL Shareholders' Meeting. This Agreement shall be automatically terminated if the TEL Shareholders' Meeting does not approve this Agreement.

This Agreement may be terminated by the board of directors of TEL by delivery of a written notice to TopCo IRE if the board of directors of TEL determines, in its reasonable discretion, that (i) the Merger is no longer in TEL's or its shareholders' best interests, (ii) the Merger may not result in the benefits that TEL expected, or (iii) the cost of the Merger significantly increases.

This Agreement shall be automatically terminated upon the delivery to TopCo IRE of a termination letter by the Chairman of the board of directors of TEL pursuant to Section 6.1.

The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement with the exception of those in Sections 8.2 and 10, which shall continue to be valid.

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10	Applicable Law and Jurisdiction

This Agreement shall be governed by the laws of Switzerland.

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Schaffhausen, Switzerland.

[Signatures on the next page]

Merger Agreement

IN WITNESS WHEREOF, the Parties, acting through their duly authorised representatives, have caused this Agreement to be executed as of the date first above written.

TE Connectivity plc

/s/ Matthew M. Pilcher		/s/ Sarah M. Huot de Saint Albin
Name:	Matthew M. Pilcher	Name:	Sarah M. Huot de Saint Albin
Title:	Director	Title:	Director

TE Connectivity Ltd.

/s/ John S. Jenkins, Jr.		/s/ Harold G. Barksdale
Name:	John S. Jenkins, Jr.	Name:	Harold G. Barksdale
Title:	EVP and General Counsel	Title:	VP and Corporate Secretary